UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2015

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jamie C. Sokalsky as a Member of the Audit and Finance Committee

On November 11, 2015, in concurrence with the recommendation of the Company’s Compensation, Nominating and Governance Committee, the Board appointed Jamie C. Sokalsky (age 58) to serve on the Company’s Audit and Finance Committee (“AFC”), effective immediately.

The Board has determined that: (1) Mr. Sokalsky is independent under the The Nasdaq Stock Market (“NASDAQ”) listing standards as well as applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”), and (2) Mr. Sokalsky is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders of the Company was held in Denver, Colorado, on November 11, 2015. At that meeting, the stockholders of the Company considered and acted upon the following proposals:

Proposal No. 1: Election of Directors. By the vote reflected below, the stockholders elected the following individuals as Class I directors to serve until the 2018 Annual Meeting of Stockholders or until each such director’s successor is elected and qualified:

Director	For	Against	Abstain	Broker Non-Votes
Gordon J. Bogden	44,515,453	913,740	87,601	10,399,433
Tony A. Jensen	45,122,267	306,588	87,939	10,399,433
Jamie C. Sokalsky	45,171,668	256,828	88,298	10,399,433

Proposal 2: Ratification of Appointment of Independent Registered Accountants. By the vote reflected below, the stockholders ratified the appointment of Ernst & Young LLP as independent registered public accountants:

For	Against	Abstain
55,364,043	451,691	100,493

Proposal 3: Advisory Vote on Compensation of the Named Executive Officers. By the vote reflected below, the stockholders approved, by a nonbinding advisory vote, compensation paid to the Company’s named executive officers:

For	Against	Abstain	Broker Non-Votes
33,630,796	11,345,232	540,766	10,399,433

Proposal 4: Approval of 2015 Omnibus Long-Term Incentive Plan. By the vote reflected below, the stockholders approved the Company’s 2015 Omnibus Long-Term Incentive Plan:

For	Against	Abstain	Broker Non-Votes
43,463,923	1,904,967	147,904	10,399,433

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: November 13, 2015	By:	/s/ Bruce C. Kirchhoff
		Name:	Bruce C. Kirchhoff
		Title:	Vice President, General Counsel and Secretary